Exhibit F-1(e)




                                 May 2, 2001





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re:   GPU, Inc.
                  Jersey  Central  Power &  Light  Company
                  Metropolitan  Edison  Company
                  Pennsylvania  Electric Company
                  Declaration on Form U-1
                  SEC File No. 70-7926
                  --------------------------------------

Ladies and Gentlemen:

            We have  examined  Post-Effective  Amendment  No. 18, dated April 6,
2000, to the Declaration on Form U-1, dated December 24, 1991, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-7926, as to be amended by Post-Effective Amendment No. 19 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and thus to be amended, is hereinafter referred to as the "Declaration.")

            The Declaration now contemplates, among other things, the issuance, sale and/or renewal, through December 31, 2003 of 1) unsecured promissory notes to GPU by JCP&L, Met-Ed and Penelec ("Unsecured Promissory Notes") and 2) secured borrowings made under Lines of Credit, Short-Term Debt and the Credit Agreement, all as defined in the Declaration (together, "Secured Borrowings") by JCP&L, Met-Ed and Penelec.




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            We have  reviewed  the opinion of Berlack,  Israels & Liberman  LLP, dated April 28, 1999 and filed as Exhibit F-1(d) to the Declaration and the documents, instruments and agreements referenced therein. We have also examined a copy of the Commission's Order dated June 22, 1999 ("1999 Order"), permitting the Declaration, as then amended, to become effective, and the Commission's Supplemental Order dated December 15, 2000, which clarified certain matters in the 1999 Order, and such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.

            Members of this firm have acted as counsel to GPU and its subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We are members of the bars of the States of New Jersey and New York and are not expert in the laws of any jurisdiction other than the laws of such states and the federal laws of the United States. As to all matters herein which are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2(e) to the Declaration.

            Based upon the foregoing, we are of the opinion that subject to the conditions specified in the foregoing power plan,

                  (a)   all  State  laws   applicable  to  the  proposed
            transactions will have been complied with,

                  (b) GPU, JCP&L, Met-Ed and Penelec are each validly organized and existing,

                  (c) the Unsecured  Promissory Notes and the Secured Borrowings
            will each be valid and binding obligations of the respective issuers thereof in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally, and

                  (d) the  issuance of the  Unsecured  Promissory  Notes and the
            Secured Borrowings will not violate the legal rights of the holders of any securities issued by GPU, JCP&L, Penelec or Met-Ed, or any "associate company" thereof, as defined in the Act.

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            The foregoing  opinions assume the following  conditions  shall have been satisfied:

            (1) the Commission shall have entered an appropriate order forthwith permitting the Declaration to become effective; and

            (2) the appropriate officers of each of the GPU Companies shall, on their respective behalves, have issued and sold to the extent contemplated by the Declaration, the Unsecured Promissory Notes and the Secured Borrowings against the receipt of cash or renewal thereof equal to the principal amount thereof, each of which (i) is issued, sold or renewed in accordance with the terms and under the conditions set forth in the Declaration, and (ii) in the case of JCP&L, together with all other notes and drafts representing unsecured borrowings at the time outstanding does not exceed such amounts as may be imposed by its charter.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.


                                    Very truly yours,



                                    THELEN REID & PRIEST LLP


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